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                                                                    EXHIBIT 99.2





                             DELOITTE & TOUCHE LLP
                                   SUITE 501
                          8550 UNITED PLAZA BOULEVARD
                      BATON ROUGE, LOUISIANA 70809-2261


November 20, 1996


Securities and Exchange Commission
Mail Stop 9-5
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read the comments in Item 4 of Form 8-K of United Companies Life Insurance Company (UCLIC) dated October 21, 1996, which we received October 28, 1996. We agree with the statement in the second sentence of the third paragraph in concerning the UCLIC audit reports issued by Deloitte & Touche LLP. We do not agree with the registrant's statement that there have been no disagreements between UCLIC and Deloitte & Touche LLP concerning any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. We have no basis on which to agree or disagree with all other comments contained in the Form 8-K.

Prior to July 24, 1996, UCLIC was a wholly-owned subsidiary of United Companies Financial Corporation, a Securities and Exchange Commission registrant and client of Deloitte & Touche LLP. On July 24, 1996, 100% of the outstanding stock of UCLIC was sold to a wholly-owned subsidiary of PennCorp Financial Group, Inc., also a Securities and Exchange Commission registrant. In connection with the sale of UCLIC and subsequent to the closing date, a balance sheet of UCLIC was prepared as of July 24, 1996 (the "Closing Balance Sheet") which reflected adjustments to various accounts, including deferred policy acquisition costs.

We compared the balances presented in UCLIC's Report on From 10-Q for the quarter ended June 30, 1996 with the Closing Balance Sheet balances and discussed the adjustments recorded therein with UCLIC Management. We determined that the reason for the adjustment to deferred policy acquisition costs was a change in the application of a key actuarial assumption used to calculate the unamortized balance of this account. We believe that this change represents a change in accounting principle ("...The term accounting principle includes 'not only accounting principles and practices but also the methods of applying them.'" APB





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Opinion No. 20, paragraph 7) and that such change to this key assumption is a departure from past practice and, in our opinion, is not supported by any significant corresponding change in experience. The change to this one assumption was made in isolation, as no other assumptions were modified, and the impact of this change was material.

Yours truly,


/s/  Deloitte & Touche LLP
--------------------------
Deloitte & Touche LLP




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